MONTHLY REPORT - DECEMBER 2008

                          Providence Select Fund, LP
             The net asset value of a unit as of December 31, 2008
                 was $ 815.15, down 5.0% from $ 857.70 per unit
                             as of November 30, 2008.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (2,194.919 units)at           $  1,882,652.44      3,334,924.08
   November 30, 2008
Addition of 0.00 units on December 1,                    0.00        265,009.82
   2008
Redemption of 0.000 units on December 31,                0.00     (1,488,015.84)
   2008
Net Income (Loss)                                  (93,461.23)      (322,726.85)
                                               ---------------   ---------------
Ending Net Asset Value (2,194.919 units)      $  1,789,191.21      1,789,191.21
   on November 30, 2008                        ===============   ===============
Net Asset Value per Unit at
December 31, 2008                             $        815.15

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $     (80,279.56)      421,967.08
         closed contracts

      Change in unrealized gain (loss) on open            0.00       (48,796.69)
         contracts

   Interest income                                      547.56        37,951.16
                                                ---------------  ---------------
Total: Income                                       (79,732.00)      411,121.55
Expenses:
   Brokerage commissions                             10,885.31       185,863.96
   Operating expenses                                 5,265.31       123,018.57
   Incentive fee                                    (20,218.32)      165,452.90
   Management fee                                         0.00        46,071.61
   Continuing service fee                             6,350.45        98,868.22
   Organizational & offering expenses                11,446.48       114,573.14
                                                ---------------  ---------------
Total: Expenses                                      13,729.23       733,848.40
                                                ===============  ===============
Net Income (Loss) - December 2008              $    (93,461.23)     (322,726.85)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP